CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 50 under the Securities Act of 1933 and Amendment No. 51 under the Securities Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and the Statement of Additional Information of Harris Bretall Sullivan and Smith Growth Equity Fund and The Osterweis Fund series of Professionally Managed Portfolios and to the incorporation by reference therein of our reports dated May 1, 1998, with respect to the financial statements and financial highlights of Harris Bretall Sullivan and Smith Growth Equity Fund and The Osterweis Fund series of Professionally Managed Portfolios for the year ended March 31, 1998 filed with the Securities and Exchange Commission.



Los Angeles, California
July 29, 1998